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                                                                    EXHIBIT 99.1

                OPTEL, INC. ANNOUNCES VOLUNTARY CHAPTER 11 FILING

         Dallas, Texas, October 28, 1999 - OpTel, Inc. and certain of its affiliates and subsidiaries (the "Company") today announced a voluntary Chapter 11 filing in the United States Bankruptcy Court in Delaware. The filing allows the Company to operate its businesses in the normal fashion under court protection while it continues discussions with representatives of certain major creditors and others on a restructuring plan.

         The Company expects to have sufficient liquidity throughout the period of reorganization to ensure payment of its obligations incurred on an ongoing basis. The Company anticipates that it will complete its restructuring and emerge from Chapter 11 during 2000.

         The petitions filed by the Company have annexed thereto a consolidated Exhibit "A" which reflects that on a consolidated basis, the Company has assets of approximately $540,424,000 and liabilities of approximately $496,220,567. The Company's assets consist primarily of its video and telecommunications networks and customers, and its liabilities include primarily secured debt owed to two banks of approximately $10,000,000, other secured debt, capital lease claims, publicly traded 13% Senior Notes of approximately $226,218,611, publicly traded 11 1/2% Senior Notes of approximately $203,833,333, and unsecured trade liabilities. The instant filing is occasioned by the continued need for substantial capital and, in its existing condition, inability to obtain additional public or private debt and/or equity financing.

         "Today's filing helps the Company to serve its customers and operate its systems while it restructures its business," commented Michael Katzenstein, newly appointed President and CEO. R. Douglas Leonhard, an OpTel director since 1998 and who was named Chairman of the Board today said, "The Company will be managed to preserve the value of its assets and customers and to conserve capital to fund our ongoing operations. We believe we have embarked on a course of action which will benefit our creditors, employees and customers."

         The Company is a leading provider of communications services, including local and long distance telephone, cable television and high speed Internet access services, to residents of multiple dwelling units ("MDUs") in the United States. In each market that it serves, the Company seeks to become the principal competitor in the MDU marketplace to the incumbent local exchange carrier ("ILEC") and the incumbent franchise cable television operator by providing a package of voice, video and Internet access services at competitive prices. The Company currently provides cable television and telephone services in a number of metropolitan areas including Houston, Dallas-Fort Worth, Los Angeles, San Diego, San Francisco, Miami, Fort Lauderdale, Orlando, Tampa, Phoenix, Denver, Chicago, Atlanta, Indianapolis, and Greater Washington, D.C. The Company currently provides Internet access services in Houston, Dallas-Fort Worth, Denver and San Francisco.


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         This announcement contains "forward-looking" statements. OpTel, Inc. is subject to risks and other uncertainties that could cause such statements to prove incorrect. For a discussion of those risks and uncertainties, please refer to the Company's annual report on Form 10-K for fiscal year ended August 31, 1998.

For further information, please contact:
Waqar Nasim: (214) 634-4029


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